                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0360  \
                                               \  Expires:                    \
                                               \  Estimated average burden    \
                                               \  hours per response.... 0.05 \
                                               --------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549

                                 FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                               Date examination completed:

811-05430                                                            3/31/00
------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------
   AL   None           AK   Attach.       AZ   Attach.       AR   Attach.        CA   Attach.       CO   Attach.
   ---------------------------------------------------------------------------------------------------------------
   CT   Attach.        DE   Attach.       DC   None          FL   Attach.        GA   Attach.       HI   None
   ---------------------------------------------------------------------------------------------------------------
   ID   Attach.        IL   Attach.       IN   Attach.       IA   Attach.        KS   Attach.       KY   Attach.
   ---------------------------------------------------------------------------------------------------------------
   LA   Attach.        ME   Attach.       MD   Attach.       MA   Attach.        MI   Attach.       MN   Attach.
   ---------------------------------------------------------------------------------------------------------------
   MS   Attach.        MO   Attach.       MT   Attach.       NE   Attach.        NV   None          NH   None
   ---------------------------------------------------------------------------------------------------------------
   NJ   None           NM   Attach.       NY   Attach.       NC   Attach.        ND   Attach.       OH  Attach.
   ---------------------------------------------------------------------------------------------------------------
   OK   Attach.        OR   Attach.       PA   Attach.       RI   None           SC   Attach.       SD   Attach.
   ---------------------------------------------------------------------------------------------------------------
   TN   Attach.        TX   Attach.       UT   Attach.       VT   Attach         VA   Attach.       WA   Attach.
   ---------------------------------------------------------------------------------------------------------------
   WV   Attach.        WI   Attach.       WY   Attach.       PUERTO RICO   Attach.
   ---------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------

3. Exact Name of Investment Company as Specified in Registration Statement:
                 SSgA Funds

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office (number, street, city, state, zip code):
                 909 A Street, Tacoma, WA  98402

------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D. C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                   SSgA FUNDS
                                                                  ATTACHMENT A
                                                                TO FORM N-17f-2
                                                                 March 31, 2000

---------------------------------------------------------------------------------
State                 Fund/Portfolio                          File No.
-----                 --------------                          --------
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Alabama                Money Market (A,B,C)                    None
---------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
---------------------------------------------------------------------------------
                       Yield Plus                              None
---------------------------------------------------------------------------------
                       S&P 500 Index                           None
---------------------------------------------------------------------------------
                       Small Cap                               None
---------------------------------------------------------------------------------
                       Matrix Equity                           None
---------------------------------------------------------------------------------
                       US Treasury Money Market                None
---------------------------------------------------------------------------------
                       Intermediate                            None
---------------------------------------------------------------------------------
                       Growth and Income                       None
---------------------------------------------------------------------------------
                       Prime Money Market                      None
---------------------------------------------------------------------------------
                       Emerging Markets                        None
---------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
---------------------------------------------------------------------------------
                       Active International                    None
---------------------------------------------------------------------------------
                       Bond Market                             None
---------------------------------------------------------------------------------
                       Life Solutions Growth                   None
---------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
---------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
---------------------------------------------------------------------------------
                       High Yield Bond                         None
---------------------------------------------------------------------------------
                       International Growth Opportunities      None
---------------------------------------------------------------------------------
                       Tuckerman Active REIT                   None
---------------------------------------------------------------------------------
                       Special Equity                          None
---------------------------------------------------------------------------------
                       Aggressive Equity                       None
---------------------------------------------------------------------------------
                       IAM SHARES Fund                         None
---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                 Fund/Portfolio                          File No.
-----                 --------------                          --------
-----------------------------------------------------------------------------------------
Alaska                 Money Market (A,B,C)                   99-02386
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)          98-04135
-----------------------------------------------------------------------------------------
                       Yield Plus                             99-01103
-----------------------------------------------------------------------------------------
                       S&P 500 Index                          99-02387
-----------------------------------------------------------------------------------------
                       Small Cap                              97-02038
-----------------------------------------------------------------------------------------
                       Matrix Equity                          99-02388
-----------------------------------------------------------------------------------------
                       US Treasury Money Market               99-02385
-----------------------------------------------------------------------------------------
                       Intermediate                           00-00329
-----------------------------------------------------------------------------------------
                       Growth and Income                      00-00328
-----------------------------------------------------------------------------------------
                       Prime Money Market                     00-02997
-----------------------------------------------------------------------------------------
                       Emerging Markets                       00-02998
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)          97-00392
-----------------------------------------------------------------------------------------
                       Active International                   99-04042
-----------------------------------------------------------------------------------------
                       Bond Market                            00-02996
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                  99-03693
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                99-03694
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       99-03692
-----------------------------------------------------------------------------------------
                       High Yield Bond                        00-04006
-----------------------------------------------------------------------------------------
                       International Growth Opportunities     00-04003
-----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                  00-04004
-----------------------------------------------------------------------------------------
                       Special Equity                         00-04005
-----------------------------------------------------------------------------------------
                       Aggressive Equity                      99-01557
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        99-03734
-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                 Fund/Portfolio                          File No.
-----                 --------------                          --------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Arizona                Money Market - Class A                 S-0032725-QUAL
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        S-0032055-QUAL
----------------------------------------------------------------------------------------
                       Yield Plus                             S-0032727-QUAL
----------------------------------------------------------------------------------------
                       S&P 500 Index                          S-0032841-QUAL
----------------------------------------------------------------------------------------
                       Small Cap                              S-0032842-QUAL
----------------------------------------------------------------------------------------
                       Matrix Equity                          S-0032843-QUAL
----------------------------------------------------------------------------------------
                       US Treasury Money Market               S-0032728-QUAL
----------------------------------------------------------------------------------------
                       Intermediate                           S-0035878-QUAL
----------------------------------------------------------------------------------------
                       Growth and Income                      S-0035877-QUAL
----------------------------------------------------------------------------------------
                       Prime Money Market                     S-0038468-QUAL
----------------------------------------------------------------------------------------
                       Emerging Markets                       S-0038467-QUAL
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        S-0041515-QUAL
----------------------------------------------------------------------------------------
                       Active International                   S-0044972-QUAL
----------------------------------------------------------------------------------------
                       Bond Market                            S-0048186-QUAL
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  S-0054603-QUAL
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                S-0054602-QUAL
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       S-0054604-QUAL
----------------------------------------------------------------------------------------
                       High Yield Bond                        S-0058213-QUAL
----------------------------------------------------------------------------------------
                       International Growth Opportunities     S-0058214-QUAL
----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                  S-0058215-QUAL
----------------------------------------------------------------------------------------
                       Special Equity                         S-0058216-QUAL
----------------------------------------------------------------------------------------
                       Aggressive Equity                      S-0060526-QUAL
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        S-0062690-QUAL
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----                  --------------                          --------
-----------------------------------------------------------------------------------------
Arkansas               Money Market (A,B,C)                    93-M0042-01
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           93-M0042-02
-----------------------------------------------------------------------------------------
                       Yield Plus                              93-M0042-04
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           93-M0042-08
-----------------------------------------------------------------------------------------
                       Small Cap                               93-M0042-07
-----------------------------------------------------------------------------------------
                       Matrix Equity                           93-M0042-11
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                93-M0042-05
-----------------------------------------------------------------------------------------
                       Intermediate                            93-M0042-13
-----------------------------------------------------------------------------------------
                       Growth and Income                       93-M0042-12
-----------------------------------------------------------------------------------------
                       Prime Money Market                      93-M0042-09
-----------------------------------------------------------------------------------------
                       Emerging Markets                        93-M0042-14
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           93-M0042-10
-----------------------------------------------------------------------------------------
                       Active International                    93-M0042-15
-----------------------------------------------------------------------------------------
                       Bond Market                             93-M0042-16
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   97-M0485-01
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 97-M0485-02
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        97-M0485-03
-----------------------------------------------------------------------------------------
                       High Yield Bond                         93-M0042-20
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      93-M0042-23
-----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                   93-M0042-21
-----------------------------------------------------------------------------------------
                       Special Equity                          93-M0042-22
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       93-M0042-24
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         93-M0042-25
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
California             Fund                                    307-8535
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----                  --------------                          --------
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Colorado               Fund                                    IC92-04-732
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Connecticut            Money Market (A,B,C)                    214945
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           214948
-----------------------------------------------------------------------------------------
                       Yield Plus                              214942
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           214946
-----------------------------------------------------------------------------------------
                       Small Cap                               214967
-----------------------------------------------------------------------------------------
                       Matrix Equity                           214944
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                214943
-----------------------------------------------------------------------------------------
                       Intermediate                            214950
-----------------------------------------------------------------------------------------
                       Growth and Income                       214949
-----------------------------------------------------------------------------------------
                       Prime Money Market                      214952
-----------------------------------------------------------------------------------------
                       Emerging Markets                        214951
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           214953
-----------------------------------------------------------------------------------------
                       Active International                    214954
-----------------------------------------------------------------------------------------
                       Bond Market                             214955
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   214958
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 214956
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        214957
-----------------------------------------------------------------------------------------
                       High Yield Bond                         214959
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      214962
-----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                   214960
-----------------------------------------------------------------------------------------
                       Special Equity                          214961
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       214963
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         1001738
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
-----------------------------------------------------------------------------------------
Delaware               Money Market (A,B,C)                   3282
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)          3287
-----------------------------------------------------------------------------------------
                       Yield Plus                             3289
-----------------------------------------------------------------------------------------
                       S&P 500 Index                          3284
-----------------------------------------------------------------------------------------
                       Small Cap                              3285
-----------------------------------------------------------------------------------------
                       Matrix Equity                          3281
-----------------------------------------------------------------------------------------
                       US Treasury Money Market               3288
-----------------------------------------------------------------------------------------
                       Intermediate                           3280
-----------------------------------------------------------------------------------------
                       Growth and Income                      3279
-----------------------------------------------------------------------------------------
                       Prime Money Market                     3283
-----------------------------------------------------------------------------------------
                       Emerging Markets                       3278
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)          3286
-----------------------------------------------------------------------------------------
                       Active International                   3277
-----------------------------------------------------------------------------------------
                       Bond Market                            4766
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                  5081
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                5080
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       5082
-----------------------------------------------------------------------------------------
                       High Yield Bond                        284
-----------------------------------------------------------------------------------------
                       International Growth Opportunities     28431
-----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                  283
-----------------------------------------------------------------------------------------
                       Special Equity                         285
-----------------------------------------------------------------------------------------
                       Aggressive Equity                      654
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        26879
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
District of Columbia   Fund                                   None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Florida                Fund                                   32439(8)
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Georgia                Fund                                   SC-17756
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Hawaii                 Fund                                   None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
----------------------------------------------------------------------------------------
Idaho                  Money Market (A, B, C)                 41645
----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)          43070
----------------------------------------------------------------------------------------
                       Yield Plus                             42382
----------------------------------------------------------------------------------------
                       S&P 500 Index                          43170
----------------------------------------------------------------------------------------
                       Small Cap                              42065
----------------------------------------------------------------------------------------
                       Matrix Equity                          43169
----------------------------------------------------------------------------------------
                       US Treasury Money Market               43072
----------------------------------------------------------------------------------------
                       Intermediate                           43808
----------------------------------------------------------------------------------------
                       Growth and Income                      43809
----------------------------------------------------------------------------------------
                       Prime Money Market                     44407
----------------------------------------------------------------------------------------
                       Emerging Markets                       44408
----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)          45101
----------------------------------------------------------------------------------------
                       Active International                   45869
----------------------------------------------------------------------------------------
                       Bond Market                            46553
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  48057
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                48056
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       48055
----------------------------------------------------------------------------------------
                       High Yield Bond                        49264
----------------------------------------------------------------------------------------
                       International Growth Opportunities     49265
----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                  49266
----------------------------------------------------------------------------------------
                       Special Equity                         49267
----------------------------------------------------------------------------------------
                       Aggressive Equity                      50027
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        50739
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Illinois               Fund                                   9942157
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Indiana                Fund                                   93-0052-IC
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
----------------------------------------------------------------------------------------
Iowa                   Money Market - Class A                 I-29044
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        I-29033
----------------------------------------------------------------------------------------
                       Yield Plus                             I-29035
----------------------------------------------------------------------------------------
                       S&P 500 Index                          I-29064
----------------------------------------------------------------------------------------
                       Small Cap                              I-29063
----------------------------------------------------------------------------------------
                       Matrix Equity                          I-29026
----------------------------------------------------------------------------------------
                       US Treasury Money Market               I-29036
----------------------------------------------------------------------------------------
                       Intermediate                           I-30192
----------------------------------------------------------------------------------------
                       Growth and Income                      I-30191
----------------------------------------------------------------------------------------
                       Prime Money Market                     I-31256
----------------------------------------------------------------------------------------
                       Emerging Markets                       I-31255
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        I-32665
----------------------------------------------------------------------------------------
                       Active International                   I-34356
----------------------------------------------------------------------------------------
                       Bond Market                            I-35588
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  I-38684
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                I-38685
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       I-38683
----------------------------------------------------------------------------------------
                       High Yield Bond                        I-41327
----------------------------------------------------------------------------------------
                       International Growth Opportunities     I-41325
----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                  I-41326
----------------------------------------------------------------------------------------
                       Special Equity                         I-41324
----------------------------------------------------------------------------------------
                       Aggressive Equity                      I-42836
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        I-44279
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Kansas                 Money Market (A,B,C)                    92S0001049
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           92S0001050
-----------------------------------------------------------------------------------------
                       Yield Plus                              93S0000570
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           92S0000453
-----------------------------------------------------------------------------------------
                       Small Cap                               92S0000454
-----------------------------------------------------------------------------------------
                       Matrix Equity                           92S0000452
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                93S0001078
-----------------------------------------------------------------------------------------
                       Intermediate                            94S0000152
-----------------------------------------------------------------------------------------
                       Growth and Income                       94S0000156
-----------------------------------------------------------------------------------------
                       Prime Money Market                      94S0001076
-----------------------------------------------------------------------------------------
                       Emerging Markets                        94S0000913
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           95S0000233
-----------------------------------------------------------------------------------------
                       Active International                    95S0001220
-----------------------------------------------------------------------------------------
                       Bond Market                             95S0000884
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   97S0001373
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 97S0001372
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        97S0001374
-----------------------------------------------------------------------------------------
                       High Yield Bond                         98S0001257
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      98S0001258
-----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                   98S0001259
-----------------------------------------------------------------------------------------
                       Special Equity                          98S0001260
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       99S0000539
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         1999S0001226
-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
----------------------------------------------------------------------------------------
Kentucky               Money Market - Class A                 M30763
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        M32201
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             M30880
----------------------------------------------------------------------------------------
                       S&P 500 Index                          M29033
----------------------------------------------------------------------------------------
                       Small Cap                              M31242
----------------------------------------------------------------------------------------
                       US Treasury Money Market               M33346
----------------------------------------------------------------------------------------
                       Prime Money Market                     M28986
----------------------------------------------------------------------------------------
                       Emerging Markets                       M30197
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        M30882
----------------------------------------------------------------------------------------
                       Combined Prospectus                    M35944
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        M36839
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Louisiana              Money Market - Class A                 68274
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        53545
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             51876
----------------------------------------------------------------------------------------
                       S&P 500 Index                          60060
----------------------------------------------------------------------------------------
                       Small Cap                              53543
----------------------------------------------------------------------------------------
                       US Treasury Money Market               53544
----------------------------------------------------------------------------------------
                       Prime Money Market                     60065
----------------------------------------------------------------------------------------
                       Emerging Markets                       54411
----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)          52268
----------------------------------------------------------------------------------------
                       Combined Prospectus                    60402
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        68273
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
----------------------------------------------------------------------------------------
Maine                  Money Market - Class A                 MF-R-99-11831
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        MF-98-2209
----------------------------------------------------------------------------------------
                       Yield Plus                             MF-R-98-3448
----------------------------------------------------------------------------------------
                       S&P 500 Index                          98-9106
----------------------------------------------------------------------------------------
                       Small Cap                              98-9105
----------------------------------------------------------------------------------------
                       Matrix Equity                          98-9104
----------------------------------------------------------------------------------------
                       US Treasury Money Market               97-5744
----------------------------------------------------------------------------------------
                       Intermediate                           98-767
----------------------------------------------------------------------------------------
                       Growth and Income                      98-768
----------------------------------------------------------------------------------------
                       Prime Money Market                     MF-R-94-4126
----------------------------------------------------------------------------------------
                       Emerging Markets                       MF-R-99-8590
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        98-1670
----------------------------------------------------------------------------------------
                       Active International                   98-8220
----------------------------------------------------------------------------------------
                       Bond Market                            F-R-96-5543
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  MF-R-0-14280
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                MR-R-0-14281
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       MF-R-0-14279
----------------------------------------------------------------------------------------
                       High Yield Bond                        MF-R-0-12884
----------------------------------------------------------------------------------------
                       International Growth Opportunities     MF-R-0-12885
----------------------------------------------------------------------------------------
                       Tuckerman Active REIT                  MF-R-0-12886
----------------------------------------------------------------------------------------
                       Special Equity                         MF-R-0-12887
----------------------------------------------------------------------------------------
                       Aggressive Equity                      MF-0-14278
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        MF-R-0-13553
----------------------------------------------------------------------------------------

                             ---------------------------------------------------------------------------
                             State              Fund/Portfolio                       File No.
                             -----              --------------                       --------
                             ----------------------------------------------------------------------------
                             ----------------------------------------------------------------------------
                             Maryland           Money Market - Class A               SM913346
                             ---------------------------------------------------------------------------
                                                US Govt. Money Market - Class A      SM910864
                             ---------------------------------------------------------------------------
                                                Yield Plus                           SM921219
                             ---------------------------------------------------------------------------
                                                S&P 500 Index                        SM913736
                             ---------------------------------------------------------------------------
                                                Small Cap                            SM913737
                             ---------------------------------------------------------------------------
                                                Matrix Equity                        SM913738
                             ---------------------------------------------------------------------------
                                                US Treasury Money Market             SM930132
                             ---------------------------------------------------------------------------
                                                Intermediate                         SM931004
                             ---------------------------------------------------------------------------
                                                Growth and Income                    SM931001
                             ---------------------------------------------------------------------------
                                                Prime Money Market                   SM940108
                             ---------------------------------------------------------------------------
                                                Emerging Markets                     SM940107
                             ---------------------------------------------------------------------------
                                                Tax Free Money Market - Class A      SM941527
                             ---------------------------------------------------------------------------
                                                Active International                 SM950683
                             ---------------------------------------------------------------------------
                                                Bond Market                          SM960196
                             ---------------------------------------------------------------------------
                                                Life Solutions Growth                SM970819
                             ---------------------------------------------------------------------------
                                                Life Solutions Balanced              SM970818
                             ---------------------------------------------------------------------------
                                                Life Solutions Income and Growth     SM970820
                             ---------------------------------------------------------------------------
                                                High Yield Bond                      SM980956
                             ---------------------------------------------------------------------------
                                                International Growth Opportunities   SM980954
                             ---------------------------------------------------------------------------
                                                Tuckerman Active REIT                SM980955
                             ---------------------------------------------------------------------------
                                                Special Equity                       SM980953
                             ---------------------------------------------------------------------------
                                                Aggressive Equity                    SM982528
                             ---------------------------------------------------------------------------
                                                IAM SHARES Fund                      SM991073
                             ---------------------------------------------------------------------------

                             ---------------------------------------------------------------------------
                             State              Fund/Portfolio                       File No.
                             -----              --------------                       --------
                             ---------------------------------------------------------------------------
                             ---------------------------------------------------------------------------
                             Massachusetts      Money Market - Class A                 95-7806
                             ---------------------------------------------------------------------------
                                                US Govt. Money Market - Class A        95-7805
                             ---------------------------------------------------------------------------
                                                Yield Plus                             95-7804
                             ---------------------------------------------------------------------------
                                                S&P 500 Index                          95-7803
                             ---------------------------------------------------------------------------
                                                Small Cap                              95-7802
                             ---------------------------------------------------------------------------
                                                Matrix Equity                          95-7801
                             ---------------------------------------------------------------------------
                                                US Treasury Money Market               95-7800
                             ---------------------------------------------------------------------------
                                                Intermediate                           95-7799
                             ---------------------------------------------------------------------------
                                                Growth and Income                      95-7798
                             ---------------------------------------------------------------------------
                                                Prime Money Market                     95-7797
                             ---------------------------------------------------------------------------
                                                Emerging Markets                       95-7796
                             ---------------------------------------------------------------------------
                                                Tax Free Money Market - Class A        95-7795
                             ---------------------------------------------------------------------------
                                                Active International                   95-7794
                             ---------------------------------------------------------------------------
                                                Bond Market                            95-9626-M
                             ---------------------------------------------------------------------------
                                                Life Solutions Growth                  None
                             ---------------------------------------------------------------------------
                                                Life Solutions Balanced                None
                             ---------------------------------------------------------------------------
                                                Life Solutions Income and Growth       None
                             ---------------------------------------------------------------------------
                                                High Yield Bond                        None
                             ---------------------------------------------------------------------------
                                                International Growth Opportunities     None
                             ---------------------------------------------------------------------------
                                                Tuckerman Active REIT                  None
                             ---------------------------------------------------------------------------
                                                Special Equity                         None
                             ---------------------------------------------------------------------------
                                                Aggressive Equity                      None
                             ---------------------------------------------------------------------------
                                                IAM SHARES Fund                        None
                             ---------------------------------------------------------------------------

                             ---------------------------------------------------------------------------
                             State              Fund/Portfolio                       File No.
                             -----              --------------                       --------
                             ---------------------------------------------------------------------------
                             ---------------------------------------------------------------------------
                             Michigan           Money Market - Class A                  273512
                             ---------------------------------------------------------------------------
                                                US Govt. Money Market - Class A         271637
                             ---------------------------------------------------------------------------
                                                Yield Plus                              270943
                             ---------------------------------------------------------------------------
                                                S&P 500 Index                           271635
                             ---------------------------------------------------------------------------
                                                Small Cap                               271638
                             ---------------------------------------------------------------------------
                                                Matrix Equity                           271636
                             ---------------------------------------------------------------------------
                                                US Treasury Money Market                272799
                             ---------------------------------------------------------------------------
                                                Intermediate                            270117
                             ---------------------------------------------------------------------------
                                                Growth and Income                       270118
                             ---------------------------------------------------------------------------
                                                Prime Money Market                      272533
                             ---------------------------------------------------------------------------
                                                Emerging Markets                        272534
                             ---------------------------------------------------------------------------
                                                Tax Free Money Market - Class A         270530
                             ---------------------------------------------------------------------------
                                                Active International                    269417
                             ---------------------------------------------------------------------------
                                                Bond Market                             272683
                             ---------------------------------------------------------------------------
                                                Life Solutions Growth                   275627
                             ---------------------------------------------------------------------------
                                                Life Solutions Balanced                 275628
                             ---------------------------------------------------------------------------
                                                Life Solutions Income and Growth        275629
                             ---------------------------------------------------------------------------
                                                High Yield Bond                         277057
                             ---------------------------------------------------------------------------
                                                International Growth Opportunities      277058
                             ---------------------------------------------------------------------------
                                                Tuckerman Active REIT                   277056
                             ---------------------------------------------------------------------------
                                                Special Equity                          277059
                             ---------------------------------------------------------------------------
                                                Aggressive Equity                       277764
                             ---------------------------------------------------------------------------
                                                IAM SHARES Fund                         278458
                             ----------------------------------------------------------------- ---------

                    --------------------------------------------------------------------------------------
                    State                  Fund/Portfolio                         File No.
                    -----                  --------------                         --------
                    ---------------------------------------------------------------------------------------
                    ---------------------------------------------------------------------------------------
                    Minnesota              Fund                                   R-34811
                    ----------------------------------------------------------------------------------------
                    ----------------------------------------------------------------------------------------
                    Mississippi            Money Market - Class A                 MF-93-01-162
                    ----------------------------------------------------------------------------------------
                                           US Govt. Money Market - Class A        MF-93-01-161
                    ----------------------------------------------------------------------------------------
                                           Yield Plus                             MF-93-01-173
                    ----------------------------------------------------------------------------------------
                                           S&P 500 Index                          MF-93-02-044
                    ----------------------------------------------------------------------------------------
                                           Small Cap                              MF-93-02-045
                    ----------------------------------------------------------------------------------------
                                           Matrix Equity                          MF-93-02-043
                    ----------------------------------------------------------------------------------------
                                           US Treasury Money Market               MF-93-01-159
                    ----------------------------------------------------------------------------------------
                                           Intermediate                           MF-93-08-055
                    ----------------------------------------------------------------------------------------
                                           Growth and Income                      MF-93-08-054
                    ----------------------------------------------------------------------------------------
                                           Prime Money Market                     MF-94-01-180
                    ----------------------------------------------------------------------------------------
                                           Emerging Markets                       MF-94-01-179
                    ----------------------------------------------------------------------------------------
                                           Tax Free Money Market - Class A        MF-94-08-198
                    ----------------------------------------------------------------------------------------
                                           Active International                   MF-95-06-021
                    ----------------------------------------------------------------------------------------
                                           Bond Market                            MF-96-01-179
                    ----------------------------------------------------------------------------------------
                                           Life Solutions Growth                  MF-97-05-219
                    ----------------------------------------------------------------------------------------
                                           Life Solutions Balanced                MF-97-05-220
                    ----------------------------------------------------------------------------------------
                                           Life Solutions Income and Growth       MF97-05-221
                    ----------------------------------------------------------------------------------------
                                           High Yield Bond                        MF98-04-177
                    ----------------------------------------------------------------------------------------
                                           International Growth Opportunities     MF98-04-176
                    ----------------------------------------------------------------------------------------
                                           Tuckerman Active REIT                  MF98-04-172
                    ----------------------------------------------------------------------------------------
                                           Special Equity                         MF98-04-175
                    ----------------------------------------------------------------------------------------
                                           Aggressive Equity                      MF98-11-199
                    ----------------------------------------------------------------------------------------
                                           IAM SHARES Fund                        MF99-05-067
                    ----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------
               State                  Fund/Portfolio                         File No.
               -----                  --------------                         --------
               -----------------------------------------------------------------------------------------
               -----------------------------------------------------------------------------------------
               Missouri               Money Market (A,B,C)                     93-00093
               -----------------------------------------------------------------------------------------
                                      US Govt. Money Market (A,B,C)
               -----------------------------------------------------------------------------------------
                                      Yield Plus
               -----------------------------------------------------------------------------------------
                                      S&P 500 Index
               -----------------------------------------------------------------------------------------
                                      Small Cap
               -----------------------------------------------------------------------------------------
                                      Matrix Equity
               -----------------------------------------------------------------------------------------
                                      US Treasury Money Market
               -----------------------------------------------------------------------------------------
                                      Intermediate
               -----------------------------------------------------------------------------------------
                                      Growth & Income
               -----------------------------------------------------------------------------------------
                                      Prime Money Market
               -----------------------------------------------------------------------------------------
                                      Emerging Markets
               -----------------------------------------------------------------------------------------
                                      Tax Free Money Market (A,B,C)
               -----------------------------------------------------------------------------------------
                                      Active International
               -----------------------------------------------------------------------------------------
                                      Bond Market
               -----------------------------------------------------------------------------------------
                                      Life Solutions Growth
               -----------------------------------------------------------------------------------------
                                      Life Solutions Balanced
               -----------------------------------------------------------------------------------------
                                      Life Solutions Income and Growth
               -----------------------------------------------------------------------------------------
                                      High Yield Bond
               -----------------------------------------------------------------------------------------
                                      International Growth Opportunities
               -----------------------------------------------------------------------------------------
                                      Tuckerman Active REIT
               -----------------------------------------------------------------------------------------
                                      Special Equity
               -----------------------------------------------------------------------------------------
                                      Aggressive Equity
               -----------------------------------------------------------------------------------------
                                      IAM SHARES Fund
               -----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------
               State                  Fund/Portfolio                         File No.
               -----                  --------------                         --------
                ----------------------------------------------------------------------------------------
                Montana               Money Market - Class A                     029570
                ----------------------------------------------------------------------------------------
                                      US Govt. Money Market - Class A            029574
                ----------------------------------------------------------------------------------------
                                      Yield Plus                                 029577
                ----------------------------------------------------------------------------------------
                                      S&P 500 Index                              029571
               ----------------------------------------------------------------------------------------
                                      Small Cap                                  029572
               ----------------------------------------------------------------------------------------
                                      Matrix Equity                              029569
               ----------------------------------------------------------------------------------------
                                      US Treasury Money Market                   029575
               ----------------------------------------------------------------------------------------
                                      Intermediate                               029568
               ----------------------------------------------------------------------------------------
                                      Growth & Income                            027942
               ----------------------------------------------------------------------------------------
                                      Prime Money Market                         029765
               ----------------------------------------------------------------------------------------
                                      Emerging Markets                           029764
               ----------------------------------------------------------------------------------------
                                      Tax Free Money Market - Class A             32056
               ----------------------------------------------------------------------------------------
                                      Active International                        33390
               ----------------------------------------------------------------------------------------
                                      Bond Market                                 38759
               ----------------------------------------------------------------------------------------
                                      Life Solutions Growth                       37049
               ----------------------------------------------------------------------------------------
                                      Life Solutions Balanced                     37048
               ----------------------------------------------------------------------------------------
                                      Life Solutions Income and Growth            37050
               ----------------------------------------------------------------------------------------
                                      High Yield Bond                             39094
               ----------------------------------------------------------------------------------------
                                      International Growth Opportunities          39028
               ----------------------------------------------------------------------------------------
                                      Tuckerman Active REIT                       39029
               ----------------------------------------------------------------------------------------
                                      Special Equity                              39030
               ----------------------------------------------------------------------------------------
                                      Aggressive Equity                           40261
               ----------------------------------------------------------------------------------------
                                      IAM SHARES Fund                             41320
               ----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------
               State                  Fund/Portfolio                         File No.
               -----                  --------------                         --------
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------
               Nebraska               Money Market - Class A                    25,129
               ----------------------------------------------------------------------------------------
                                      US Govt. Money Market - Class A           25,131
               ----------------------------------------------------------------------------------------
                                      Yield Plus                                25,134
               ----------------------------------------------------------------------------------------
                                      S&P 500 Index                             25,194
               ----------------------------------------------------------------------------------------
                                      Small Cap                                 25,195
               ----------------------------------------------------------------------------------------
                                      Matrix Equity                             25,196
               ----------------------------------------------------------------------------------------
                                      US Treasury Money Market                  25,132
               ----------------------------------------------------------------------------------------
                                      Intermediate                               47321
               ----------------------------------------------------------------------------------------
                                      Growth & Income                            47322
               ----------------------------------------------------------------------------------------
                                      Prime Money Market                         56373
               ----------------------------------------------------------------------------------------
                                      Emerging Markets                           56372
               ----------------------------------------------------------------------------------------
                                      Tax Free Money Market - Class A            49005
               ----------------------------------------------------------------------------------------
                                      Active International                      043167
               ----------------------------------------------------------------------------------------
                                      Bond Market                                56371
               ----------------------------------------------------------------------------------------
                                      Life Solutions Growth                     043039
               ----------------------------------------------------------------------------------------
                                      Life Solutions Balanced                   043038
               ----------------------------------------------------------------------------------------
                                      Life Solutions Income and Growth          043040
               ----------------------------------------------------------------------------------------
                                      High Yield Bond                           043147
               ----------------------------------------------------------------------------------------
                                      International Growth Opportunities        043146
               ----------------------------------------------------------------------------------------
                                      Tuckerman Active REIT                     043135
               ----------------------------------------------------------------------------------------
                                      Special Equity                            043145
               ----------------------------------------------------------------------------------------
                                      Aggressive Equity                          51023
               ----------------------------------------------------------------------------------------
                                      IAM SHARES Fund                           041458
               ----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------
               State                  Fund/Portfolio                         File No.
               -----                  --------------                         --------
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------
               Nevada                 Money Market (A,B,C)                    None
               -----------------------------------------------------------------------------------------
                                      US Govt. Money Market (A,B,C)           None
               -----------------------------------------------------------------------------------------
                                      Yield Plus                              None
               -----------------------------------------------------------------------------------------
                                      S&P 500 Index                           None
               -----------------------------------------------------------------------------------------
                                      Small Cap                               None
               -----------------------------------------------------------------------------------------
                                      Matrix Equity                           None
               -----------------------------------------------------------------------------------------
                                      US Treasury Money Market                None
               -----------------------------------------------------------------------------------------
                                      Intermediate                            None
               -----------------------------------------------------------------------------------------
                                      Growth and Income                       None
               -----------------------------------------------------------------------------------------
                                      Prime Money Market                      None
               -----------------------------------------------------------------------------------------
                                      Emerging Markets                        None
               -----------------------------------------------------------------------------------------
                                      Tax Free Money Market (A,B,C)           None
               -----------------------------------------------------------------------------------------
                                      Active International                    None
               -----------------------------------------------------------------------------------------
                                      Bond Market                             None
               -----------------------------------------------------------------------------------------
                                      Life Solutions Growth                   None
               -----------------------------------------------------------------------------------------
                                      Life Solutions Balanced                 None
               -----------------------------------------------------------------------------------------
                                      Life Solutions Income and Growth        None
               -----------------------------------------------------------------------------------------
                                      High Yield Bond                         None
               -----------------------------------------------------------------------------------------
                                      International Growth Opportunities      None
               -----------------------------------------------------------------------------------------
                                      Tuckerman Active REIT                   None
               -----------------------------------------------------------------------------------------
                                      Special Equity                          None
               -----------------------------------------------------------------------------------------
                                      Aggressive Equity
               -----------------------------------------------------------------------------------------
                                      IAM SHARES Fund
               -----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------
               State                  Fund/Portfolio                         File No.
               -----                  --------------                         --------
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------
               New Hampshire          Money Market - Class A                 None
               ----------------------------------------------------------------------------------------
                                      US Govt. Money Market - Class A        None
               ----------------------------------------------------------------------------------------
                                      Yield Plus                             None
               ----------------------------------------------------------------------------------------
                                      S&P 500 Index                          None
               ----------------------------------------------------------------------------------------
                                      Small Cap                              None
               ----------------------------------------------------------------------------------------
                                      Matrix Equity                          None
               ----------------------------------------------------------------------------------------
                                      US Treasury Money Market               None
               ----------------------------------------------------------------------------------------
                                      Intermediate                           None
               ----------------------------------------------------------------------------------------
                                      Growth and Income                      None
               ----------------------------------------------------------------------------------------
                                      Prime Money Market                     None
               ----------------------------------------------------------------------------------------
                                      Emerging Markets                       None
               ----------------------------------------------------------------------------------------
                                      Tax Free Money Market - Class A        None
               ----------------------------------------------------------------------------------------
                                      Active International                   None
               ----------------------------------------------------------------------------------------
                                      Bond Market                            None
               ----------------------------------------------------------------------------------------
                                      Life Solutions Growth                  None
               ----------------------------------------------------------------------------------------
                                      Life Solutions Balanced                None
               ----------------------------------------------------------------------------------------
                                      Life Solutions Income and Growth       None
               ----------------------------------------------------------------------------------------
                                      High Yield Bond                        None
               ----------------------------------------------------------------------------------------
                                      International Growth Opportunities     None
               ----------------------------------------------------------------------------------------
                                      Tuckerman Active REIT                  None
               ----------------------------------------------------------------------------------------
                                      Special Equity                         None
               ----------------------------------------------------------------------------------------
                                      Aggressive Equity                      None
               ----------------------------------------------------------------------------------------
                                      IAM SHARES Fund                        None
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------
               New Jersey             Fund                                   None
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------
               State                  Fund/Portfolio                         File No.
               -----                  --------------                         --------
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------
               New Mexico             Money Market - Class A                  693746
               ----------------------------------------------------------------------------------------
                                      US Govt. Money Market - Class A         693738
               ----------------------------------------------------------------------------------------
                                      Yield Plus                              693736
               ----------------------------------------------------------------------------------------
                                      S&P 500 Index                           693742
               ----------------------------------------------------------------------------------------
                                      Small Cap                               693741
               ----------------------------------------------------------------------------------------
                                      Matrix Equity                           693745
               ----------------------------------------------------------------------------------------
                                      US Treasury Money Market                693737
               ----------------------------------------------------------------------------------------
                                      Intermediate                            693750
               ----------------------------------------------------------------------------------------
                                      Growth and Income                       693756
               ----------------------------------------------------------------------------------------
                                      Prime Money Market                      693744
               ----------------------------------------------------------------------------------------
                                      Emerging Markets                        693757
               ----------------------------------------------------------------------------------------
                                      Tax Free Money Market - Class A         693739
               ----------------------------------------------------------------------------------------
                                      Active International                    693760
               ----------------------------------------------------------------------------------------
                                      Bond Market                             682780
               ----------------------------------------------------------------------------------------
                                      Life Solutions Growth                   693748
               ----------------------------------------------------------------------------------------
                                      Life Solutions Balanced                 693749
               ----------------------------------------------------------------------------------------
                                      Life Solutions Income and Growth        693747
               ----------------------------------------------------------------------------------------
                                      High Yield Bond                        6937554
               ----------------------------------------------------------------------------------------
                                      International Growth Opportunities      693751
               ----------------------------------------------------------------------------------------
                                      Tuckerman Active REIT                   693743
               ----------------------------------------------------------------------------------------
                                      Special Equity                          693740
               ----------------------------------------------------------------------------------------
                                      Aggressive Equity                       693761
               ----------------------------------------------------------------------------------------
                                      IAM SHARES Fund                         693753
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------
               State                  Fund/Portfolio                         File No.
               -----                  --------------                         --------
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------
               New York               Money Market (A,B,C)                     24-43-64
               -----------------------------------------------------------------------------------------
                                      US Govt. Money Market (A,B,C)           S25-66-08
               -----------------------------------------------------------------------------------------
                                      Yield Plus                              S26-15-69
               -----------------------------------------------------------------------------------------
                                      S&P 500 Index                           S25-92-17
               -----------------------------------------------------------------------------------------
                                      Small Cap                               S25-92-16
               -----------------------------------------------------------------------------------------
                                      Matrix Equity                           S25-92-15
               -----------------------------------------------------------------------------------------
                                      US Treasury Money Market                S26-27-11
               -----------------------------------------------------------------------------------------
                                      Intermediate                            S26-46-64
               -----------------------------------------------------------------------------------------
                                      Growth and Income                       S26-46-65
               -----------------------------------------------------------------------------------------
                                      Prime Money Market                      S26-64-40
               -----------------------------------------------------------------------------------------
                                      Emerging Markets                        S26-64-41
               -----------------------------------------------------------------------------------------
                                      Tax Free Money Market (A,B,C)           S26-86-90
               -----------------------------------------------------------------------------------------
                                      Active International                    S25-92-14
               -----------------------------------------------------------------------------------------
                                      Bond Market                             S27-39-43
               -----------------------------------------------------------------------------------------
                                      Life Solutions Growth                   S27-96-58
               -----------------------------------------------------------------------------------------
                                      Life Solutions Balanced                 S27-96-57
               -----------------------------------------------------------------------------------------
                                      Life Solutions Income and Growth        S27-96-56
               -----------------------------------------------------------------------------------------
                                      High Yield Bond                         S28-33-41
               -----------------------------------------------------------------------------------------
                                      International Growth Opportunities      S28-33-40
               -----------------------------------------------------------------------------------------
                                      Tuckerman Active REIT                   S28-33-38
               -----------------------------------------------------------------------------------------
                                      Special Equity                          S28-33-39
               -----------------------------------------------------------------------------------------
                                      Aggressive Equity                       S28-57-17
               -----------------------------------------------------------------------------------------
                                      IAM SHARES Fund
               -----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------

               -----------------------------------------------------------------------------------------
               State                  Fund/Portfolio                         File No.
               -----                  --------------                         --------
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------
               North Carolina         Fund                                                         1499
               ----------------------------------------------------------------------------------------
               ----------------------------------------------------------------------------------------
               North Dakota           Money Market - Class A                 I165
               ----------------------------------------------------------------------------------------
                                      US Govt. Money Market - Class A        I167
               ----------------------------------------------------------------------------------------
                                      Yield Plus                             I170
               ----------------------------------------------------------------------------------------
                                      S&P 500 Index                          I291
               ----------------------------------------------------------------------------------------
                                      Small Cap                              I292
               ----------------------------------------------------------------------------------------
                                      Matrix Equity                          I290
               ----------------------------------------------------------------------------------------
                                      US Treasury Money Market               I168
               ----------------------------------------------------------------------------------------
                                      Intermediate                           J148
               ----------------------------------------------------------------------------------------
                                      Growth and Income                      J147
               ----------------------------------------------------------------------------------------
                                      Prime Money Market                     K037
               ----------------------------------------------------------------------------------------
                                      Emerging Markets                       K036
               ----------------------------------------------------------------------------------------
                                      Tax Free Money Market - Class A        L228
               ----------------------------------------------------------------------------------------
                                      Active International                   M686
               ----------------------------------------------------------------------------------------
                                      Bond Market                            N952
               ----------------------------------------------------------------------------------------
                                      Life Solutions Growth                  S913
               ----------------------------------------------------------------------------------------
                                      Life Solutions Balanced                S912
               ----------------------------------------------------------------------------------------
                                      Life Solutions Income and Growth       S914
               ----------------------------------------------------------------------------------------
                                      High Yield Bond                        V449
               ----------------------------------------------------------------------------------------
                                      International Growth Opportunities     V450
               ----------------------------------------------------------------------------------------
                                      Tuckerman Active REIT                  V451
               ----------------------------------------------------------------------------------------
                                      Special Equity                         V452
               ----------------------------------------------------------------------------------------
                                      Aggressive Equity                      Z272
               ----------------------------------------------------------------------------------------
                                      IAM SHARES Fund                        Y396
               ----------------------------------------------------------------------------------------

------------------------------------------------------------------------------

State                  Fund/Portfolio                              File No.
-----                  --------------                              --------
------------------------------------------------------------------------------
Ohio                   Money Market - Class A                      22535
------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A             22828
------------------------------------------------------------------------------
Prospectus)            Yield Plus                                  22262
------------------------------------------------------------------------------
                       S&P 500 Index                               22534
------------------------------------------------------------------------------
                       Small Cap                                   23411
------------------------------------------------------------------------------
                       US Treasury Money Market                    19380
------------------------------------------------------------------------------
                       Combined Prospectus                         22263
------------------------------------------------------------------------------
                       Prime Money Market                          19379
------------------------------------------------------------------------------
                       Emerging Markets                            19378
------------------------------------------------------------------------------
                       Tax Free Money Market - Class A             21819
------------------------------------------------------------------------------
                       IAM SHARES Fund                             18703
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Oklahoma               Money Market - Class A                      SE-2003447
------------------------------------------------------------------------------
                       US Govt. Money Market - Class A             SE-2008247
------------------------------------------------------------------------------
                       Yield Plus                                  SE-2003446
------------------------------------------------------------------------------
                       S&P 500 Index                               SE-2012785
------------------------------------------------------------------------------
                       Small Cap                                   SE-2007714
------------------------------------------------------------------------------
                       US Treasury Money Market                    SE-2008031
------------------------------------------------------------------------------
                       Prime Money Market                          SE-2009857
------------------------------------------------------------------------------
                       Emerging Markets                            SE-2010834
------------------------------------------------------------------------------
                       Tax Free Money Market - Class A             SE-2004749
------------------------------------------------------------------------------
                       IAM SHARES Fund                             SE-2015514
------------------------------------------------------------------------------
                       Aggressive Equity                           SE-2011950
------------------------------------------------------------------------------
                       Active International                        SE-2011951
------------------------------------------------------------------------------
                       Bond Market                                 SE-2011952
------------------------------------------------------------------------------
                       Growth and Income                           SE-2011953
------------------------------------------------------------------------------
                       High Yield Bond                             SE-2011954
------------------------------------------------------------------------------
                       International Growth Opportunities          SE-2011955
------------------------------------------------------------------------------
                       Intermediate                                SE-2011956
------------------------------------------------------------------------------
                       Life Solutions Balanced                     SE-2011957
------------------------------------------------------------------------------
                       Life Solutions Growth                       SE-2011958
------------------------------------------------------------------------------
                       Life Solutions Income and Growth            SE-2011959
------------------------------------------------------------------------------
                       Matrix Equity                               SE-2011960
------------------------------------------------------------------------------
                       Tuckerman Active REIT                       SE-2011961
------------------------------------------------------------------------------
                       Special Equity                              SE-2011962
------------------------------------------------------------------------------

------------------------------------------------------------------------------

State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
------------------------------------------------------------------------------
Oregon                 Money Market - Class A                 94-0764
------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        95-1214
------------------------------------------------------------------------------
Prospectus)            Yield Plus                             94-0936
------------------------------------------------------------------------------
                       S&P 500 Index                          93-0203
------------------------------------------------------------------------------
                       Small Cap                              95-0019
------------------------------------------------------------------------------
                       Combined Prospectus                    93-0204
------------------------------------------------------------------------------
                       US Treasury Money Market               96-1289
------------------------------------------------------------------------------
                       Prime Money Market                     94-0307
------------------------------------------------------------------------------
                       Emerging Markets                       94-0221
------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        94-1013
------------------------------------------------------------------------------
                       IAM SHARES Fund                        99-0550
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Pennsylvania           Fund                                   88-01-021MF
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Puerto Rico            Small Cap                              S-17906
------------------------------------------------------------------------------
                       S&P 500                                S-18094
------------------------------------------------------------------------------
                       Emerging Markets                       S-18289
------------------------------------------------------------------------------
                       Money Market - Class A                 None
------------------------------------------------------------------------------
                       US Govt. Money Market-Class A          S-20935
------------------------------------------------------------------------------
                       Yield Plus                             S-20949
------------------------------------------------------------------------------
                       Matrix Equity                          S-21043
------------------------------------------------------------------------------
                       US Treasury Money Market               S-20952
------------------------------------------------------------------------------
                       Intermediate                           S-20943
------------------------------------------------------------------------------
                       Growth and Income                      S-20951
------------------------------------------------------------------------------
                       Prime Money Market                     S-20953
------------------------------------------------------------------------------
                       Tax Free Money Market--Class A         S-20942
------------------------------------------------------------------------------
                       Active International                   S-20948
------------------------------------------------------------------------------
                       Bond Market                            S-20946
------------------------------------------------------------------------------
                       Life Solutions Growth                  S-20937
------------------------------------------------------------------------------
                       Life Solutions Balanced                S-20939
------------------------------------------------------------------------------
                       Life Solutions Income and Growth       S-20936
------------------------------------------------------------------------------
                       High Yield Bond                        S-20944
------------------------------------------------------------------------------
                       International Growth Opportunities     S-20945
------------------------------------------------------------------------------
                       Tuckerman Active REIT                  S-20941
------------------------------------------------------------------------------

------------------------------------------------------------------------------

State                  Fund/Portfolio                          File No.
-----                  --------------                          --------
------------------------------------------------------------------------------
Puerto Rico (cont)     Special Equity                          S-20940
------------------------------------------------------------------------------
                       Aggressive Equity                       S-20947
------------------------------------------------------------------------------
                       IAM SHARES Fund                         S-20950
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Rhode Island           Money Market (A, B, C)                  None
------------------------------------------------------------------------------
                       US Govt. Money Market (A, B, C)         None
------------------------------------------------------------------------------
                       Yield Plus                              None
------------------------------------------------------------------------------
                       S&P 500 Index                           None
------------------------------------------------------------------------------
                       Small Cap                               None
------------------------------------------------------------------------------
                       Matrix Equity                           None
------------------------------------------------------------------------------
                       US Treasury Money Market                None
------------------------------------------------------------------------------
                       Intermediate                            None
------------------------------------------------------------------------------
                       Growth and Income                       None
------------------------------------------------------------------------------
                       Prime Money Market                      None
------------------------------------------------------------------------------
                       Emerging Markets                        None
------------------------------------------------------------------------------
                       Tax Free Money Market (A, B, C)         None
------------------------------------------------------------------------------
                       Active International                    None
------------------------------------------------------------------------------
                       Bond Market                             None
------------------------------------------------------------------------------
                       Life Solutions Growth                   None
------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
------------------------------------------------------------------------------
                       High Yield Bond                         None
------------------------------------------------------------------------------
                       International Growth Opportunities      None
------------------------------------------------------------------------------
                       Tuckerman Active REIT                   None
------------------------------------------------------------------------------
                       Special Equity                          None
------------------------------------------------------------------------------
                       Aggressive Equity                       None
------------------------------------------------------------------------------
                       IAM SHARES Fund                         None
------------------------------------------------------------------------------

-----------------------------------------------------------------------------

State                  Fund/Portfolio                          File No.
-----                  --------------                          --------
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
South Carolina         Money Market (A, B, C)                  MF7203
-----------------------------------------------------------------------------
                       US Govt. Money Market (A, B, C)         MF7202
-----------------------------------------------------------------------------
                       Yield Plus                              MF7200
-----------------------------------------------------------------------------
                       S&P 500 Index                           MF7281
-----------------------------------------------------------------------------
                       Small Cap                               MF7282
-----------------------------------------------------------------------------
                       Matrix Equity                           MF7280
-----------------------------------------------------------------------------
                       US Treasury Money Market                MF7269
-----------------------------------------------------------------------------
                       Intermediate                            MF7697
-----------------------------------------------------------------------------
                       Growth and Income                       MF7696
-----------------------------------------------------------------------------
                       Prime Money Market                      MF8212
-----------------------------------------------------------------------------
                       Emerging Markets                        MF8211
-----------------------------------------------------------------------------
                       Tax Free Money Market (A, B, C)         MF8724
-----------------------------------------------------------------------------
                       Active International                    MF9257
-----------------------------------------------------------------------------
                       Bond Market                             MF9694
-----------------------------------------------------------------------------
                       Life Solutions Growth                   MF10746
-----------------------------------------------------------------------------
                       Life Solutions Balanced                 MF10748
-----------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF10747
-----------------------------------------------------------------------------
                       High Yield Bond                         MF11481
-----------------------------------------------------------------------------
                       International Growth Opportunities      MF11483
-----------------------------------------------------------------------------
                       Tuckerman Active REIT                   MF11482
-----------------------------------------------------------------------------
                       Special Equity                          MF11484
-----------------------------------------------------------------------------
                       Aggressive Equity                       MF11913
-----------------------------------------------------------------------------
                       IAM SHARES Fund                         MF12256
-----------------------------------------------------------------------------

------------------------------------------------------------------------------

State                  Fund/Portfolio                            File No.
-----                  --------------                            --------
------------------------------------------------------------------------------
South Dakota           Money Market - Class A                    3135
------------------------------------------------------------------------------
                       US Govt. Money Market - Class A           3133
------------------------------------------------------------------------------
                       Yield Plus                                3138
------------------------------------------------------------------------------
                       S&P 500 Index                             3162
------------------------------------------------------------------------------
                       Small Cap                                 3161
------------------------------------------------------------------------------
                       Matrix Equity                             3160
------------------------------------------------------------------------------
                       US Treasury Money Market                  3136
------------------------------------------------------------------------------
                       Intermediate                              3650
------------------------------------------------------------------------------
                       Growth and Income                         3651
------------------------------------------------------------------------------
                       Prime Money Market                        4245
------------------------------------------------------------------------------
                       Emerging Markets                          4246
------------------------------------------------------------------------------
                       Tax Free Money Market - Class A           5037
------------------------------------------------------------------------------
                       Active International                      6151
------------------------------------------------------------------------------
                       Bond Market                               7112
------------------------------------------------------------------------------
                       Life Solutions Growth                     9224
------------------------------------------------------------------------------
                       Life Solutions Balanced                   9225
------------------------------------------------------------------------------
                       Life Solutions Income and Growth          9223
------------------------------------------------------------------------------
                       High Yield Bond                           15499
------------------------------------------------------------------------------
                       International Growth Opportunities        15496
------------------------------------------------------------------------------
                       Tuckerman Active REIT                     15498
------------------------------------------------------------------------------
                       Special Equity                            15497
------------------------------------------------------------------------------
                       Aggressive Equity                         17433
------------------------------------------------------------------------------
                       IAM SHARES Fund                           18956
------------------------------------------------------------------------------

-----------------------------------------------------------------------------

State                  Fund/Portfolio                          File No.
-----                  --------------                          --------
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Tennessee              Money Market - Class A                  RM98-4271
-----------------------------------------------------------------------------
                       US Govt. Money Market - Class A
-----------------------------------------------------------------------------
                       Yield Plus
-----------------------------------------------------------------------------
                       S&P 500 Index
-----------------------------------------------------------------------------
                       Small Cap
-----------------------------------------------------------------------------
                       Matrix Equity
-----------------------------------------------------------------------------
                       US Treasury Money Market
-----------------------------------------------------------------------------
                       Intermediate
-----------------------------------------------------------------------------
                       Growth and Income
-----------------------------------------------------------------------------
                       Prime Money Market
-----------------------------------------------------------------------------
                       Emerging Markets
-----------------------------------------------------------------------------
                       Tax Free Money Market - Class A
-----------------------------------------------------------------------------
                       Active International
-----------------------------------------------------------------------------
                       Bond Market
-----------------------------------------------------------------------------
                       Life Solutions Growth
-----------------------------------------------------------------------------
                       Life Solutions Balanced
-----------------------------------------------------------------------------
                       Life Solutions Income and Growth
-----------------------------------------------------------------------------
                       High Yield Bond
-----------------------------------------------------------------------------
                       International Growth Opportunities
-----------------------------------------------------------------------------
                       Tuckerman Active REIT
-----------------------------------------------------------------------------
                       Special Equity
-----------------------------------------------------------------------------
                       Aggressive Equity
-----------------------------------------------------------------------------
                       IAM SHARES Fund
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

State                  Fund/Portfolio                            File No.
-----                  --------------                            ---------
-----------------------------------------------------------------------------
Texas                  Money Market - Class A                    C-42002
-----------------------------------------------------------------------------
                       US Govt. Money Market - Class A           C-42004
-----------------------------------------------------------------------------
                       Yield Plus                                C-42007
-----------------------------------------------------------------------------
                       S&P 500 Index                             C-42082
-----------------------------------------------------------------------------
                       Small Cap                                 C-42083
-----------------------------------------------------------------------------
                       Matrix Equity                             C-42081
-----------------------------------------------------------------------------
                       US Treasury Money Market                  C-42005
-----------------------------------------------------------------------------
                       Intermediate                              C-43231
-----------------------------------------------------------------------------
                       Growth and Income                         C-43230
-----------------------------------------------------------------------------
                       Prime Money Market                        C-44423
-----------------------------------------------------------------------------
                       Emerging Markets                          C-44422
-----------------------------------------------------------------------------
                       Tax Free Money Market - Class A           C-46065
-----------------------------------------------------------------------------
                       Active International                      C-47910
-----------------------------------------------------------------------------
                       Bond Market                               C-49466
-----------------------------------------------------------------------------
                       Life Solutions Growth                     C-53028
-----------------------------------------------------------------------------
                       Life Solutions Balanced                   C-53027
-----------------------------------------------------------------------------
                       Life Solutions Income and Growth          C-53029
-----------------------------------------------------------------------------
                       High Yield Bond                           C-55902
-----------------------------------------------------------------------------
                       International Growth Opportunities        C-55903
-----------------------------------------------------------------------------
                       Tuckerman Active REIT                     C-55904
-----------------------------------------------------------------------------
                       Special Equity                            C-55905
-----------------------------------------------------------------------------
                       Aggressive Equity                         C-57637
-----------------------------------------------------------------------------
                       IAM SHARES Fund                           C-59265
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Utah                   Money Market - Class A                 B00160771
-----------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        B00135928
-----------------------------------------------------------------------------
Prospectus)            Yield Plus                             B00145626
-----------------------------------------------------------------------------
                       S&P 500 Index                          B00167908
-----------------------------------------------------------------------------
                       Small Cap                              B00161499
-----------------------------------------------------------------------------
                       US Treasury Money Market               B00159549
-----------------------------------------------------------------------------
                       Prime Money Market                     B00167921
-----------------------------------------------------------------------------
                       Emerging Markets                       B00173472
-----------------------------------------------------------------------------
                       Tax Free Money Market - Class A        B00145587
-----------------------------------------------------------------------------
                       Combined Prospectus                    B00169468
-----------------------------------------------------------------------------
                       IAM SHARES Fund
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Vermont                Money Market - Class A                 5/01/92-02
-----------------------------------------------------------------------------
                       US Govt. Money Market - Class A        1/26/93-08
-----------------------------------------------------------------------------
                       Yield Plus                             9/29/92-02
-----------------------------------------------------------------------------
                       S&P 500 Index                          2/09/93-04
-----------------------------------------------------------------------------
                       Small Cap                              2/09/93-05
-----------------------------------------------------------------------------
                       Matrix Equity                          2/09/93-06
-----------------------------------------------------------------------------
                       US Treasury Money Market              1/26/93-10
-----------------------------------------------------------------------------
                       Intermediate                          8/11/93-14
-----------------------------------------------------------------------------
                       Growth and Income                     8/11/93-15
-----------------------------------------------------------------------------
                       Prime Money Market                    1/24/94-02
-----------------------------------------------------------------------------
                       Emerging Markets                      1/24/94-01
-----------------------------------------------------------------------------
                       Tax Free Money Market - Class A       8/31/94-09
-----------------------------------------------------------------------------
                       Active International                  4/14/95-19
-----------------------------------------------------------------------------
                       Bond Market                           1/31/96-05
-----------------------------------------------------------------------------
                       Life Solutions Growth                 6/06/97-12
-----------------------------------------------------------------------------
                       Life Solutions Balanced               6/06/97-11
-----------------------------------------------------------------------------
                       Life Solutions Income and Growth      6/06/97-13
-----------------------------------------------------------------------------
                       High Yield Bond                       4/21/98-54
-----------------------------------------------------------------------------
                       International Growth Opportunities    4/21/98-53
-----------------------------------------------------------------------------
                       Tuckerman Active REIT                 4/21/98-51
-----------------------------------------------------------------------------

----------------------------------------------------------------------------

State                  Fund/Portfolio                         File No.
-----                  --------------                         --------
----------------------------------------------------------------------------
Vermont (cont)         Special Equity                         4/21/98-52
----------------------------------------------------------------------------
                       Aggressive Equity                      11/17/98-22
----------------------------------------------------------------------------
                       IAM SHARES Fund                        5/17/99-15
----------------------------------------------------------------------------

----------------------------------------------------------------------------
Virginia               Fund                                   1358
----------------------------------------------------------------------------

----------------------------------------------------------------------------
Washington             Money Market - Class A                 C-34574
----------------------------------------------------------------------------
                       US Govt. Money Market - Class A        C-35744
----------------------------------------------------------------------------
                       Yield Plus                             C-35107
----------------------------------------------------------------------------
                       S&P 500 Index                          C-35821
----------------------------------------------------------------------------
                       Small Cap                              C-35822
----------------------------------------------------------------------------
                       Matrix Equity                          C-34573
----------------------------------------------------------------------------
                       US Treasury Money Market               C-35746
----------------------------------------------------------------------------
                       Intermediate                           C-36892
----------------------------------------------------------------------------
                       Growth and Income                      C-36893
----------------------------------------------------------------------------
                       Prime Money Market                     C-37875
----------------------------------------------------------------------------
                       Emerging Markets                       C-37876
----------------------------------------------------------------------------
                       Tax Free Money Market - Class A        C-39498
----------------------------------------------------------------------------
                       Active International                   C-51417
----------------------------------------------------------------------------
                       Bond Market                            C-52770
----------------------------------------------------------------------------
                       Life Solutions Growth                  C-56114
----------------------------------------------------------------------------
                       Life Solutions Balanced                C-56120
----------------------------------------------------------------------------
                       Life Solutions Income and Growth       C-56119
----------------------------------------------------------------------------
                       High Yield Bond                        C-58802
----------------------------------------------------------------------------
                       International Growth Opportunities     C-58803
----------------------------------------------------------------------------
                       Tuckerman Active REIT                  C-58800
----------------------------------------------------------------------------
                       Special Equity                         C-58801
----------------------------------------------------------------------------
                       Aggressive Equity                      C-60428
----------------------------------------------------------------------------
                       IAM SHARES Fund                        C-61886
----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

State                  Fund/Portfolio                          File No.
-----                  --------------                          --------
----------------------------------------------------------------------------

----------------------------------------------------------------------------
West Virginia          Fund (A, B, C)                          BC30515
                       (except as noted below)
----------------------------------------------------------------------------
                       Intermediate                            BC30517
----------------------------------------------------------------------------
                       Growth and Income                       BC30516
----------------------------------------------------------------------------
                       Prime Money Market                      BC30518
----------------------------------------------------------------------------
                       Emerging Markets                        BC30514
----------------------------------------------------------------------------
                       Tax Free Money Market (A, B, C)         BC30519
----------------------------------------------------------------------------
                       Life Solutions Growth                   MF22391
----------------------------------------------------------------------------
                       Life Solutions Balanced                 MF22390
----------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF22380
----------------------------------------------------------------------------
                       High Yield Bond                         MF-31739
----------------------------------------------------------------------------
                       International Growth Opportunities      MF-31779
----------------------------------------------------------------------------
                       Tuckerman Active REIT                   MF-31781
----------------------------------------------------------------------------
                       Special Equity                          MF-31780
----------------------------------------------------------------------------
                       Aggressive Equity                       MF-33586
----------------------------------------------------------------------------
                       IAM SHARES Fund                         MF35069
----------------------------------------------------------------------------

-----------------------------------------------------------------------------

State                  Fund/Portfolio                             File No.
-----                  --------------                             --------
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Wisconsin              Money Market - Class A                     272542-03
-----------------------------------------------------------------------------
                       US Govt. Money Market - Class A            272543-03
-----------------------------------------------------------------------------
                       Yield Plus                                 272545-03
-----------------------------------------------------------------------------
                       S&P 500 Index                              273218-03
-----------------------------------------------------------------------------
                       Small Cap                                  273217-03
-----------------------------------------------------------------------------
                       Matrix Equity                              273219-03
-----------------------------------------------------------------------------
                       US Treasury Money Market                   272546-03
-----------------------------------------------------------------------------
                       Intermediate                               278542-03
-----------------------------------------------------------------------------
                       Growth and Income                          278543-03
-----------------------------------------------------------------------------
                       Prime Money Market                         283893-03
-----------------------------------------------------------------------------
                       Emerging Markets                           283892-03
-----------------------------------------------------------------------------
                       Tax Free Money Market - Class A            291513-03
-----------------------------------------------------------------------------
                       Active International                       302790-03
-----------------------------------------------------------------------------
                       Bond Market                                311189-03
-----------------------------------------------------------------------------
                       Life Solutions Growth                      332642-03
-----------------------------------------------------------------------------
                       Life Solutions Balanced                    332641-03
-----------------------------------------------------------------------------
                       Life Solutions Income and Growth           332640-03
-----------------------------------------------------------------------------
                       High Yield Bond                            348154-03
-----------------------------------------------------------------------------
                       International Growth Opportunities         348155-03
-----------------------------------------------------------------------------
                       Tuckerman Active REIT                      348153-03
-----------------------------------------------------------------------------
                       Special Equity                             348152-03
-----------------------------------------------------------------------------
                       Aggressive Equity                          357135-03
-----------------------------------------------------------------------------
                       IAM SHARES Fund                            368573-03
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Wyoming                Fund                                       17712
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

                          [LETTERHEAD OF SSGA FUNDS]


       Management Statement Regarding Compliance With Certain Provisions
       -----------------------------------------------------------------
                    of  the Investment Company Act of 1940
                    --------------------------------------



PricewaterhouseCoopers LLP                         July 14, 2000
160 Federal Street
Boston, MA 02110

We, as members of management of SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Tuckerman Active REIT Fund, International Growth Opportunities, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Growth Fund) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 31, 2000 and from August 31, 1999 (date of last examination) through March 31, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2000 and from August 31, 1999 (date of last examination) through March 31, 2000, with respect to securities reflected in the investment accounts of the Funds.

Very truly yours,
SSgA Funds

/s/ Lynn L. Anderson
---------------------------
Lynn L. Anderson
President


/s/ Mark E. Swanson
----------------------------
Mark E. Swanson
Treasurer and
Principal Accounting Officer

                        INDEPENDENT ACCOUNTANTS REPORT
                        ------------------------------

To the Board of Trustees of SSgA Funds:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, about SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Tuckerman Active REIT Fund, International Growth Opportunities Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Income Fund) (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of March 31, 2000. Management is responsible for the Funds' compliance with those requirements.
Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Our examination was made without prior notice to the Funds. Included among our procedures were the following tests performed as of March 31, 2000, and with respect to the test of selected security purchases and sales, for the period from August 31, 1999 (date of out last examination) through March 31, 2000:

     . Confirmation of all securities held by institutions in book entry form by the Federal Reserve Bank of Boston, The Depository Trust Company, The Participants Trust Company, Boston Financial Data Services, Inc., CREST (London) and The First National Bank of Chicago;

     . Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

     . Confirmation or inspection of documentation of foreign securities held by unaffiliated foreign sub-custodians;

     . Reconciliation of all such securities to the books and records of the Funds and the Custodian (State Street Bank and Trust Company {Boston} and State Street Bank & Trust Company {London});

     . Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with State Street Bank and Trust Company records; and

     . Test of selected security purchases and security sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2000, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management of SSgA Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Boston, Massachusetts                        PricewaterhouseCoopers LLP
July 14, 2000